CMC MATERIALS, INC.
DIRECTORS' DEFERRED COMPENSATION PLAN

AS AMENDED AND RESTATED SEPTEMBER 23, 2008

CMC Materials, Inc. (the "Company") desires to amend and restate the Directors' Deferred Compensation Plan (the "Plan"). The Plan as originally adopted March 13, 2001 and as amended as of June 17, 2003 (attached hereto as Exhibit A) remains in effect for amounts deferred prior to January 1, 2005. The Plan was previously amended and restated as of September 26, 2006, and is further amended and restated effective September 23, 2008 as set forth herein.
The Plan is designed to assist the Company in attracting and retaining persons of competence and stature to serve as Directors by giving those Directors the option of deferring receipt of the fees payable to them by the Company for their services as Directors and creating an opportunity for appreciation of fees deferred based on appreciation of the Company's Common Shares.
Therefore, the Company hereby adopts the Plan as hereinafter set forth:
1.Effective Date. The Plan is amended and restated effective as of the date executed as set forth below.
2.Eligibility and Participation. Each Director of the Company who: (a) is duly elected to the Company's Board of Directors (the "Board of Directors" or the "Board"); (b) receives fees, stipends, awards, or other remuneration ("Directors' Fees") from the Company for services as a Director; and (c) is not an employee of the Company, is an "Eligible Director." Each Eligible Director may defer receipt of Directors' Fees otherwise payable to that Eligible Director, as provided for in the Plan, beginning on the date he or she is first elected to the Company's Board. Each Eligible Director who elects to defer Directors' Fees under the Plan is a "Participant" in the Plan.
3.Administration. The Board appoints the Company's Chief Executive Officer and the Company's General Counsel to act as the administrators of the Plan (separately and collectively referred to herein as the "Administrator"). The Administrator will serve at the pleasure of the Board of Directors and will administer, construe and interpret the Plan. The Administrator will not be liable for any act done or determination made in good faith. The Board of Directors has the power to designate an additional or replacement Administrator at its discretion. The expense of administering the Plan shall be borne by the Company and shall not be charged against benefits payable hereunder.
4.Deferrals.
(a)Deferral Election. An Eligible Director may file with the Administrator, on or before December 31 of each year, an election in writing to defer all or a portion of the Directors' Fees to be earned by the Eligible Director in the following calendar year (a

"Deferral Election"). The Deferral Election shall remain in effect until changed or revoked, but as of each December 31 it shall be irrevocable with respect to Directors Fees to be earned by the Director in the immediately following year. In the year in which a Director first becomes eligible to participate in the Plan, a Deferral Election may be made with respect to services to be performed subsequent to the date of the Deferral Election, if it is filed with the Administrator within thirty (30) days after the date the Director becomes eligible to participate in the Plan. When a Deferral Election is filed, an amount equal to all or a portion (as designated in the Deferral Election) of the Directors' Fees earned by the Participant for the following calendar year (or the remainder of the calendar year, in the case of new Directors) will be credited to a deferral account maintained on behalf of that Participant (the "Deferral Account"). Each Deferral Election must also specify a distribution commencement date and a method of distribution (lump sum or equal installments), consistent with the terms of paragraph 5.
(b)Minimum Deferral. The amount of Deferral Election may not be less than $1,000 per calendar quarter.
(c)Accounting. The Deferral Accounts will be maintained by the Company and will list and reflect each Participant's credits and valuations. The Administrator will provide each Participant an annual statement of the balance in that Participant's Deferral Account. The Company will credit to each Participant's Deferral Account an amount equivalent to the Directors' Fees or portion thereof, as designated in the Deferral Election, that would have been paid to the Participant if the Participant had not elected to defer such compensation under the Plan. The credit will be made on the date on which the Directors' Fees would have been paid absent a Deferral Election. The Plan is unfunded and no funds will be segregated into the Deferral Account of Participants.
(d)Valuation. Each Deferral Account will be credited a number of Share Units (including fractions thereof) determined by dividing the amount to be credited to the Deferral Account, whether in lieu of payment of Directors' Fees or as a dividend or other distribution attributable to those Share Units, by the Fair Market Value of the Company's Common Shares (as defined below) on the date of credit. Fair Market Value of the Company's Common Shares means: (i) the closing price of the Company's Common Shares on the principal exchange on which the Company's Common Shares are then trading, if any, on the date such Share Units are to be credited, or, if Shares were not traded on the date of crediting, then on the next preceding trading day during which a sale occurred; or (ii) if the Common Shares are not traded on an exchange but are quoted on the Nasdaq National Market System or a successor quotation system, (1) the last sales price (if the Common Shares are then listed as a National Market Issue under Nasdaq), or (2) the mean between the closing representative bid and asked prices for the Common Shares on the date of credit as reported by Nasdaq or a successor quotation system, or (iii) if the Common Shares are not publicly traded on an exchange and not quoted on Nasdaq or a successor quotation system, the mean between the closing bid and asked prices for the Common Shares on the date of credit, as determined in good faith by the Company's Chief Financial Officer; or (iv) if the Company's Common Shares are not publicly traded, the fair market value established by the Company's Chief Financial

Officer acting in good faith. Each Share Unit will have the value of a Common Share of the Company. The number of Share Units will be adjusted proportionally to reflect stock splits, stock dividends or other capital adjustments effected without receipt of consideration by the Company, provided, that, in the event of a merger, acquisition or other business combination of the Company with or into another entity, any adjustment provided for in the applicable agreement and plan of merger (or similar document) shall be conclusively deemed to be appropriate for purposes of this Section.
5.Distribution. A Participant must elect in writing, at the time each Deferral Election is made under paragraph 4(a), the date on which distribution of the amounts credited to the Participant's Deferral Account to which that Deferral Election relates will commence and the method of distribution, as permitted hereunder. A Participant's distribution election must specify that distribution will occur on the event or date set forth in paragraph (a)(i) or (ii) below. The distribution date elected by the Participant for Directors' Fees deferred in a given year shall be the Scheduled Withdrawal Date and may vary with each year, pursuant to the terms of the Deferral Election. A Participant's Scheduled Withdrawal Date with respect to Directors' Fees deferred in a given year can be no earlier than two years from the last day of the year in which the deferrals are made, other than for "Separation from Service" (as described in paragraph 5(a) below), and will be no later than the date the Participant experiences a Separation from Service as a Director. Payment will be made in the Company's Common Shares only, in one distribution or equal installment distributions based on the number of Share Units attributable to the applicable Deferral Election. Installments may not be made more often than monthly and may not extend for more than five years. The time of and method of distribution of benefits may vary with each separate Deferral Election. The Deferral Accounts represent an unsecured right to acquire the Company's Common Shares. In the event a Participant does not elect a Scheduled Withdrawal Date, all deferred amounts will be distributed within thirty (30) days following the Participant's Separation from Service (as described in paragraph 5(a) below).
(a)Time of Distribution. A Participant's Accounts under the Plan may be paid only upon an event or at a time set forth in this paragraph 5(a):
(i)The Participant's "Separation from Service" (as defined in Treas. Reg. §1.409A-1(h) and in accordance with Treas. Reg. §1.409A-1(i)(2)).
(ii)On a specified date prior to the Participant's Separation from Service, but no earlier than two years from the last day of the year in which the Directors' Fees are deferred, or according to a fixed schedule of equal installments not more frequent than monthly and over a period of not longer than five years (in accordance with Treas. Reg. §1.409A-1(i)(1)).
(iii)The Participant's "Disability" (in accordance with Treas. Reg. §1.409A-3(i)(4)).
(iv)The Participant's death.

(v)A change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation (in accordance with Treas. Reg. §1.409A-3(i)(5)).
(vi)The occurrence of an "Unforeseeable Emergency," in accordance with Treas. Reg. §1.409A-3 (i)(3), and paragraph 6 of the Plan.
(b)Method of Distribution. Deferred amounts will be paid in the Company's Common Shares. Payments will be made in a lump sum or in equal installments not more frequent than monthly and over a period of not longer than five years. A Participant must elect in writing, at the time each Deferral Election is made, the method of distribution of the Participant's Deferral Account, as permitted hereunder, to which that Deferral Election relates. The method of distribution of benefits may vary with each year, pursuant to the terms of the Deferral Election. In the event a Participant does not elect a method of distribution with respect to a particular year’s deferrals, the deferred amounts for such year will be distributed in a single lump sum. The Participant shall receive Common Shares equal to the number of Share Units in the Deferral Accounts as of the occurrence of the event upon which the Participant's Accounts are payable. Fractional Share Units may be settled in cash or otherwise as the Company determines.
(c)Changes to Time or Method of Distribution. Except as provided in this paragraph 5(c) or in paragraph 5(d), no Participant may change a Scheduled Withdrawal Date or a method of distribution designated in a Deferral Election, and in no case shall such change be made if it would result in the deferral of any amount in the Participant's Deferral Account later than that Participant's Separation from Service. Any change in a Scheduled Withdrawal Date that is not the Participant's Separation from Service must be made by the Participant by submitting a new Deferral Election at least twelve (12) months prior to the Scheduled Withdrawal Date. Any deferred amounts for which the Scheduled Withdrawal Date or the method of distribution is changed shall be deferred for an additional period of not less than five (5) years from the date the Participant otherwise would have received the distribution, except with regard to payments made due to the Participant's death or Disability or an Unforeseeable Emergency. A new Scheduled Withdrawal Date may not take effect until at least twelve (12) months after the date on which it is elected.
6.Unforeseeable Emergency. Distribution of a Participant's Deferral Account may be made to a Participant prior to his or her Separation from Service in the event an "Unforeseeable Emergency," as that term is defined for purposes of Code Section 409A and the regulations issued thereunder. An Unforeseeable Emergency is generally a severe financial hardship resulting from an illness or accident of the Participant, the Participant's spouse or a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Consistent with the Code, any distributions from a Participant's Deferral Account made in the event of an Unforeseeable Emergency may not exceed the amount required to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise by liquidation of the Participant's assets (to the extent liquidation of such assets would not itself cause severe financial hardship).
7.Separation from Service due to Death or Disability.
(a)In the event of a Participant's Separation from Service by reason of death or Disability prior to the distribution of any portion of that Participant's Deferral Account, the Administrator will, within ninety (90) days of the date of Separation from Service, commence distribution of amounts credited to the Deferral Account to the beneficiary or beneficiaries of the Participant or to the Participant. Distribution will be made in accordance with the method of distribution elected by the Participant pursuant to paragraph 5 hereof. In the event a Participant's death or Disability occurs after distribution of amounts credited to the Deferral Account hereunder has begun, the Administrator will continue to make distributions to the Participant (or to the beneficiary or beneficiaries in the event of death) in accordance with the methods of distribution elected by the Participant pursuant to paragraph 5 hereof.
(b)Each Participant has the right to designate one or more beneficiaries to receive distributions in the event of such Participant's death by filing with the Administrator a Beneficiary Designation Form. The designated beneficiary or beneficiaries may be changed by a Participant at any time prior to that Participant's death by the delivery to the Administrator of a new Beneficiary Designation Form. If no beneficiary has been designated, or if no designated beneficiary survives the Participant, distributions pursuant to this provision will be made to the Participant's estate.
8.Assignment and Alienation of Benefits. The right of each Participant to any account, benefit or payment hereunder will not, to the extent permitted by law, be subject in any manner to attachment or other legal process for the debts of that Participant; and no account, benefit or payment will be subject to anticipation, alienation, sale, transfer, assignment or encumbrance except by will, by the laws of descent and distribution, or by a Participant election to satisfy a property settlement agreement pursuant to a divorce.
9.Effect of Change of Control. In the event of a Change of Control of the Company that also constitutes a “change in the ownership or effective control” within the meaning of Code Section 409A and Treas. Regs. 1.409A-3(i)(5), the entire unpaid balance of the Deferred Account shall be paid in a lump sum to the Participant as of the effective date of the Change of Control. Change of Control shall mean the first to occur of any of the following events:
(a)  any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "1934 Act"), (other than (i) the Company, (ii) any subsidiary of the Company, (iii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company, or (iv) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Section 13(d) of the 1934 Act), together with all Affiliates and Associates (as such terms are used in Rule 12b-2 of the General Rules and Regulations under the 1934 Act) of such person, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; or

(b)  the stockholders of the Company approve a merger or consolidation of the Company with any other company, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) after which no "person" (with the method of determining "beneficial ownership" used in clause (a) of this definition) owns more than thirty percent (30%) of the combined voting power of the securities of the Company or the surviving entity of such merger or consolidation; or

(c)  during any period of two (2) consecutive years (not including any period prior to the execution of the Plan), individuals who at the beginning of such period constitute the Board, and any new Director (other than a Director designated by a person who has conducted or threatened a proxy contest, or has entered into an agreement with the Company to effect a transaction described in clause (a), (b) or (d) of this definition) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority thereof; or

(d)  the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

10.Section 409A Compliance. Notwithstanding any provision of this Agreement to the contrary, this Plan is intended to comply with Code Section 409A and the interpretive guidance thereunder. The Plan shall be construed and interpreted in accordance with such intent. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.
11.Unsecured Obligation. The obligation of the Company to make distributions of amounts credited to the Participant's Deferred Account shall be a general obligation of the Company, and such distribution shall be made only from general assets and property of the Company in shares of common stock of the Company. The Participant's relationship to the

Company under the Plan shall be only that of a general unsecured creditor and neither this Plan, nor any agreement entered into hereunder, or action taken pursuant hereto shall create or be construed to create a trust for purposes of holding and investing the Deferred Account balances. The Company reserves the right to establish such a trust, but such establishment shall not create any rights in or against any amounts held thereunder.
12.Amendment or Termination. The Board of Directors may amend this Plan at any time and from time to time. The Board of Directors may terminate this Plan, to the extent such termination is permissible according to Treasury Regulations or other published guidance issued by the U.S. Department of Treasury or the Internal Revenue Service under Code Section 409A. The time and form of a payment to a Participant under the Plan may be accelerated where the right to the payment arises due to a termination and liquidation of the Plan, in accordance with the provisions of Treas. Reg. §1.409A-3(j)(4)(ix) or any successor provisions thereto. Any amendment or termination of this Plan will not adversely affect the rights of a Participant accrued prior thereto without that Participant's written consent, except to the extent required by law.
13.Taxes. The Company is not responsible for the tax consequences under federal, state or local law of any election made by any Participant under the Plan. All payments under the Plan are subject to withholding and reporting requirements to the extent required by applicable law.
14.No Right to Continued Membership on the Board. Nothing in this Plan confers upon any Director any right to continue as a Director of the Company or interferes with the rights of the Company and its shareholders, which are hereby expressly reserved to remove any Director at any time for any reason whatsoever, with or without cause.
15.Applicable Law. To the extent not preempted by federal law, this Plan shall be construed, administered and governed in all respects under and by the laws of the State of Illinois, without giving effect to its conflict of laws principles. All references to statutory provisions and related regulatory provisions used herein shall include any similar or successor provisions. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Plan shall be exclusively in the courts in the State of Illinois, County of Cook, including the Federal Courts located therein (should Federal jurisdiction exist).
IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its ____________________________________ this _______ day of _______ 2008.
CMC MATERIALS, INC.

By:

EXHIBIT A

CABOT MICROELECTRONICS CORPORATION
DIRECTORS' DEFERRED COMPENSATION PLAN

(Adopted as of March 13, 2001 and Amended as of June 17, 2003)